Exhibit 10.5

REVISED PROMISSORY NOTE

$100,000
Tampa, Florida
April 30, 2009

FOR VALUE RECEIVED, the undersigned, DIATECT INTERNATIONAL CORPORATION, a California corporation, having its principal place of business located at 875 Heber S. Industrial Parkway, Heber City, Utah 84032, (hereinafter referred to as "MAKER"), promises to pay to the order of JACKTONY MANAGEMENT CORPORATION, a Florida corporation having its principal place of business at 1324 Seven Springs Blvd., Suite 363, New Port Richey, FL, 34655 (hereinafter referred to as "HOLDER") the principal sum of One Hundred Thousand Dollars ($100,000), together with interest at the rate of twenty percent (20%) per annum.

The original Promissory Note dated March 30, 2009 stated that the principal balance plus accrued interest was due and payable on April 30, 2009. The HOLDER has agreed to extend the due date until May 31, 2009 (the “Maturity Date”). It is further agreed between the MAKER and the HOLDER that the original Promissory Note dated March 30, 2009 is superseded by this Revised Promissory Note.

In addition to accrued interest, the Holder will be entitled to two sets of warrants. As reflected in the March 31, 2009 warrant agreement, the HOLDER will be issued 833,333 two year warrants with an exercise price of $0.03 per share. As compensation for the extension of the Maturity Date, the Holder will be granted 1,250,000 additional two year warrants with an exercise price of $0.02 per share.

All payments shall apply first to accrued interest, and the remainder, if any, to reduction of principal.  If the principal and accrued interest is not paid when due, the whole indebtedness (including principal and interest) remaining unpaid, shall, at the option of the Holder, become immediately due, payable and collectible.

If this Note shall not be paid at maturity, it may be placed in the hands of any attorney at law for collection, and in that event, the Maker hereby agrees to pay the holder hereof in addition to the sums above stated, a reasonable sum as an attorney's fee, together with all reasonable costs incurred.  After maturity or default, this Note shall bear interest at the rate of twenty (20%) percent per annum.

Time shall be of the essence as to the Maker's obligations under this Note.

If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion of this Note shall be deemed stricken and severed from this Note, and the remaining provisions and portions of this Note shall continue in full force and effect.

This Note may not be amended, extended, renewed, or modified, and no waiver of any provision of this Note shall be effective except by an instrument in writing executed by the Holder.  Any waiver of any provision of this Note shall be effective only in the specific instance and for the specific purpose for which given.

This Note is to be construed according to the applicable laws of the State of Florida and the United States of America.

THE MAKER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

Agreed, Accepted and Acknowledged,

This 30th day of April 2009

DIATECT INTERNATIONAL CORPORATION
“Maker”

___________________________
Robert Rudman
Chief Financial Officer

JACKTONY MANAGEMENT CORPORATION
“Holder”

___________________________
Name:
Title: